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[LOGO OF MAGMA POWER COMPANY APPEARS HERE]

       Revised Description of Certain Graphical Elements

       PAGE 9
                Graphical depiction of targeted earnings growth from existing operations only from the year 1994 through the year 2005. Graphical element consists of a shaded area beneath a wavering horizontal line (the "Base Line"). The shaded area is bounded at the bottom by a flat horizontal line on which points are marked at regular intervals for each year from 1994 through 2005. The shaded area is bounded at its two sides by straight, unmarked vertical lines. The Base Line has (i) a flat slope between the years 1994 and 1998, (ii) a negative slope between the years 1998 and 2000 (such line almost reaching the horizontal axis in the year 2000), and (iii) a slightly positive slope between the years 2000 and 2005.

       PAGE 10
                Graphical depiction of the build-up of targeted earnings growth from 1) existing operations only and 2) existing operations with pH Mod plus new domestic projects. Graphical element consists of the shaded area described under the heading "PAGE 9" above on top of which is an additional area shaded in another color. The additional shaded area is bounded on top by a wavering line (the "Intermediate Line"), and on the bottom by the Base Line. The additional shaded area is bounded on its two sides by straight, unmarked vertical lines. The Intermediate Line has (i) a slightly positive slope between the years 1994 and 1997, (ii) a somewhat more positive slope between the years 1997 and 1998,
                (iii) a negative slope between the years 1998 and 2000 (such line reaching approximately the 1994 starting point in the year
                2000), and (iv) a slightly positive (but discernibly greater than that of the Base Line) slope between the years 2000 and 2005.

       PAGE 11
                Graphical depiction of the build-up of targeted earnings growth from 1) existing operations only, 2) existing operations with pH Mod plus new domestic projects and 3) international projects. Graphical element consists of the two shaded areas described under the headings "PAGE 9" and "PAGE 10" above, on top of which is an additional area shaded in a third color. The additional shaded area is bounded on top by a wavering line (the "Total Line") and on the bottom by the Intermediate Line. The additional shaded area is bounded on its two sides by straight, unmarked vertical lines. The Total Line has (i) a slightly positive (but discernibly greater than that of the Intermediate
                Line) slope between the years 1994 and 1997, (ii) a significantly positive slope between the years 1997 and 1999,
                (iii) a slightly negative to flat slope between the years 1999 and 2001, and (iv) a significantly positive slope between the years 2001 and 2005.

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